Exhibit 21.1

Diamondback Energy, Inc.
Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation
Bohemia Merger Sub Inc.	Delaware
Diamondback E&P LLC	Delaware
Diamondback O&G LLC	Delaware
Energen Corporation	Alabama
Energen Resources Corporation	Alabama
EGN Services, Inc.	Alabama
Rattler Midstream GP LLC	Delaware
Rattler Midstream Operating LLC	Delaware
Rattler Midstream LP	Delaware
Tall City Towers LLC	Delaware
Rattler Ajax Processing LLC	Delaware
Rattler OMOG LLC	Delaware
Viper Energy Partners GP	Delaware
Viper Energy Partners LP	Delaware
Viper Energy Partners LLC	Delaware